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                                                                     EXHIBIT 4.4


                            EPI TECHNOLOGIES, INC.


         Certificate of Powers, Designations, Preferences and Rights, Providing For an Issue of ____________________ shares of Cumulative Preferred Stock, Par Value $.01 Per Share, Designated "Meridian Preferred Stock"


    We, Bruce Maison, President, and Real P. Remillard, Secretary, of EPI Technologies, Inc. (hereinafter referred as the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 151 thereof, do hereby certify:

    That pursuant to authority conferred upon the Board of Directors by the Corporation's Restated Certificate of Incorporation, said Board of Directors, by unanimous written consent dated __________, 1997, duly authorized and adopted the following resolution providing for the issuance of a series of preferred stock, par value $.01 per share, to be designated "Meridian Preferred Stock":

    "RESOLVED, that effective upon the exchange by Meridian National Corporation, a Delaware corporation ("Meridian"), of certain indebtedness owed by the Corporation to Meridian, immediately prior to the effectiveness of a registration statement filed by the Corporation with respect to an initial public offering of shares of the Corporation's common stock, par value $.01 per share ("Common Stock"), an issue of a series of preferred stock, par value $.01 per share ("Preferred Stock"), to consist of ___________ shares, designated Meridian Preferred Stock, is hereby provided for and the powers, designations, preferences and rights, and the qualifications, limitations and restrictions thereof are hereby fixed as follows:

    1. DIVIDEND RATE. (a) To the extent permitted by applicable law, the holders of record of shares of Meridian Preferred Stock shall be entitled to receive, when and if declared by the

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Corporation's Board of Directors, dividends on each share of the Meridian
Preferred Stock from the date of its original issue (the "Original Issuance Date") at a rate of $____ per share per annum. Such dividends shall be cumulative from the Original Issuance Date and shall be payable, when and as declared by the Board of Directors, out of funds legally available for such purpose, on the 120th day following the end of each of the Corporation's fiscal years, commencing June 28, 1999, (each such date being hereinafter called individually a "Dividend Payment Date" and collectively the "Dividend Payment Dates"), except that if any such date is a Saturday, Sunday or legal holiday then such dividend shall be payable on the first immediately succeeding calendar day which is not a Saturday, Sunday or legal holiday; PROVIDED, HOWEVER, that if earnings before interest, taxes, depreciation and amortization ("EBITDA") of the Corporation computed in accordance with generally accepted accounting principles for the fiscal year immediately preceding a Dividend Payment Date is less than five times the aggregate dividend payable in respect of all shares of Meridian Preferred Stock then outstanding, the Corporation will only pay a portion of the aggregate dividend payable on the Dividend Payment Date, with such portion to be determined by multiplying the aggregate dividend payable by a fraction, the numerator of which is EBITDA for such fiscal year and the denominator of which is five times the aggregate dividend payable in respect of all such shares of Meridian Preferred Stock originally issued. In the event that the dividend payable on any Dividend Payment Date is reduced by operation of the proviso in the preceding sentence, some or all of the dividend unpaid may be paid on a subsequent Dividend Payment Date if EBITDA in the fiscal year immediately preceding such subsequent Dividend Payment Date exceeds five times the aggregate dividend then payable in respect of the shares of Meridian Preferred Stock then outstanding, with the amount of the unpaid dividend which may be paid on such subsequent Dividend Payment Date to be determined by multiplying the

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amount of the unpaid dividend by a fraction, the numerator of which is the amount by which EBITDA in such fiscal year exceeds five times the dividend scheduled to be paid on the payment date, and the denominator of which is five times the aggregate dividend scheduled to be paid. Each such dividend shall be paid to the holders of record of shares of the Meridian Preferred Stock as they appear on the books of the Corporation on the record date fixed by the Board of Directors of the Corporation. Such record date shall not exceed 60 days nor be fewer than ten days preceding the Dividend Payment Dates thereof.

    (b) So long as any shares of Meridian Preferred Stock are outstanding, no dividend or distribution (other than a dividend or distribution paid in shares of the Corporation's Common Stock, or in any other capital stock of the Corporation ranking junior to the Meridian Preferred Stock) shall be declared or paid or set aside for payment upon the Common Stock or upon any other capital stock of the Corporation ranking junior to the Meridian Preferred Stock, nor shall any shares of Common Stock or any other capital stock of the Corporation ranking junior to the Meridian Preferred Stock be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such capital stock) by the Corporation, unless, in each case, the full cumulative dividends required to have been paid to date on all outstanding shares of Meridian Preferred Stock shall have been paid.

    2. REDEMPTION. (a) The Corporation may, in its sole discretion, redeem the outstanding shares of Meridian Preferred Stock in full or in part at the Liquidation Value per share plus Accrued and Unpaid

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Dividends (as hereinafter defined) at any time on or after the date which is
120 days after the first full fiscal year in which the Corporation's EBITDA computed in accordance with generally accepted accounting principals equals or exceeds $2 million (the "Initial Redemption Date"), PROVIDED, HOWEVER, that the Initial Redemption Date may not be earlier than the date which is the fifth anniversary of the Original Issuance Date, PROVIDED, FURTHER, that such redemption will not cause the Common Stock or any other publicly listed securities issued by the Corporation to be delisted from the Nasdaq SmallCap Market or any national securities exchange which the Common Stock or securities issued by the Corporation are included for quotation or publicly traded, as the case may be.

    For purposes of this Agreement, the term "Accrued and Unpaid Dividends" shall mean a sum equal to $___ per outstanding share of Meridian Preferred Stock per annum from the Original Issuance Date accrued to and including the redemption date, less the aggregate amount of all dividends theretofore paid thereon.

    (b) In the event the Corporation shall redeem shares of the Meridian Preferred Stock, notice of such redemption shall be given by registered mail, not less than 30 nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the books of the Corporation. Each such notice shall state: (i) the redemption date; (ii) the number of shares of Meridian Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date. In case of the redemption of only a part of the Meridian Preferred Stock at the time outstanding, such redemption shall be made PRO RATA as


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nearly as practicable, according to the number of shares then held by the respective holders, with adjustment to the extent practicable to equalize for any prior redemptions, provided that only full shares shall be selected for redemption.

    (c) Upon notice having been mailed as aforesaid, from and after the close of business on the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price of the shares called for redemption), dividends on the shares of the Meridian Preferred Stock so called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price per share) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price aforesaid.

    (d) So long as any shares of Meridian Preferred Stock remain outstanding, any shares of Meridian Preferred Stock which shall at any time have been redeemed by the Corporation shall, upon such redemption, be retired and thereafter may not be reissued.

    3. VOTING RIGHTS. The shares of Meridian Preferred Stock shall have no right to vote on matters submitted to the holders of capital stock of the Corporation except as otherwise required by the General Corporation Law of the State of Delaware.

    4. LIQUIDATION RIGHTS. (a) Upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of Meridian Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to


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stockholders, before any payment or distribution shall be made on the Common
Stock or on any other class of capital stock ranking junior to the Meridian Preferred Stock in respect of distributions upon liquidation or winding up, the Liquidation Value per share, plus a sum equal to all Accrued and Unpaid Dividends whether or not earned or declared by the Corporation's Board of Directors.

    (b) Neither the sale, lease or exchange (for cash, shares of stock, securities or other consideration) of all or substantially all the property and assets of the Corporation nor the merger or consolidation of the Corporation into or with any other corporation or the merger or consolidation of any other corporation into or with the Corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this paragraph 4.

    (c) After the payment to the holders of the shares of the Meridian Preferred Stock of the full preferential amounts provided for in this paragraph 4, the holders of the Meridian Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

    5. CONVERSION; SINKING FUND. The shares of Meridian Preferred Stock shall have no conversion or exchange privileges and shall not be entitled to the benefit of a sinking fund.


    IN WITNESS WHEREOF, EPI Technologies, Inc. has caused this certificate to be signed by its President and Secretary, respectively, this _____ day of ______________, 1997.


                                            ____________________________________
                                            Bruce Maison, President


                                            ____________________________________
                                            Real P. Remillard, Secretary


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